                                                                    EXHIBIT 12.1

                SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)


                                  NINE MONTHS
                                 ENDED JUNE 30                YEARS ENDED SEPTEMBER 30
                                ---------------    -----------------------------------------------
                                2002       2001      2001     2000       1999      1998      1997
                                ----       ----      ----     ----       ----      ----      ----
Income before income taxes
   and extraordinary item ..   $46,430   $48,275   $63,639   $70,708   $77,244   $44,324   $62,480
Fixed charges ..............    22,218    27,417    35,989    27,652    18,366    21,221    20,550
                               -------   -------   -------   -------   -------   -------   -------
Earnings (A) (B) ...........    68,648    75,692    99,628    98,360    95,610    65,545    83,030
Imputed interest relating to
   rental expense ..........     1,342     1,260     1,817     1,471     1,138       925     1,057
Interest expense ...........    20,174    25,643    33,458    25,899    17,074    20,195    19,392
Amortization of deferred
    financing fees .........       702       514       714       282       154       101       101
                               -------   -------   -------   -------   -------   -------   -------
Fixed charges ..............   $22,218   $27,417   $35,989   $27,652   $18,366   $21,221   $20,550
Ratio of earnings to fixed
   charges (A) (B)..........     3.09x     2.76x     2.77x     3.56x     5.21x     3.09x     4.04x


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(A)      For the purpose of calculating the ratio of earnings to fixed charges in 2001, 2000, 1999, 1998, 1997, and the nine months ended June 30,
         2002, and June 30, 2001, "earnings" consist of income before income taxes and extraordinary item plus fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing fees and an estimate of interest within rental expense (deemed to be 30%).


(B) In the third quarter ended June 30, 2002, we changed our method of accounting for our domestic inventories from last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. The historical financial information presented above was adjusted to reflect the change in method of accounting in accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes."

         As we did not pay any preferred stock dividends during the periods indicated above, the ratio of combined fixed charges and preference dividends to earnings is the same as the ratio of earnings to fixed charges.